UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or 12(g) of the

Securities Exchange Act of 1934

New Focus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0404910
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2584 Junction Avenue, San Jose, CA	95134-1902
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

None	N/A
Title of each class to be so registered	Name and exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [    ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:        N/A        (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

AMENDMENT NO. 1 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on August 15, 2001, related to our Preferred Stock Rights Agreement, as set forth below.

Item 1. Description of Company’s Securities to be Registered

On September 29, 2003, New Focus, Inc. (the “Company”) and Equiserve Trust Company, N.A., (the “Rights Agent”) executed an amendment (the “Amendment”) to the Preferred Stock Rights Agreement dated as of July 26, 2001 (the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights.

On September 21, 2003, the Company entered into an Agreement and Plan of Merger (the “Agreement”) by and among Bookham Technology plc, a public limited company incorporated under the laws of England and Wales (“Bookham”), Budapest Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Bookham (“Merger Sub”) and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), upon the terms and subject to the conditions of the Agreement. In connection with the Agreement and the related transactions contemplated thereby, the Amendment amends the Rights Agreement to, among other things, exempt the Agreement, the Merger, the Stockholder Agreement and the other transactions specifically contemplated thereby from the application of the Rights Agreement.

The Amendment to the Rights Agreement, specifying the terms of the Rights, is attached hereto as Exhibit 4.2, and the Rights Agreement, including the form of the Rights Certificate, are incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits

4.1	Preferred Stock Rights Agreement, dated as of July 26, 2001, between New Focus, Inc. and Equiserve Trust Company, N.A. (Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 15, 2001.)

4.2	First Amendment to the Preferred Stock Rights Agreement, dated as of September 29, 2003, between New Focus, Inc. and Equiserve Trust Company, N.A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NEW FOCUS, INC.

By:	/s/ WILLIAM L. POTTS, Jr.

Name: William L. Potts, Jr.
Title: Chief Financial Officer and Secretary

Dated: October 30, 2003

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